EXHIBIT 21


                          SMTEK INTERNATIONAL, INC.
                         SUBSIDIARIES OF THE REGISTRANT


All subsidiaries are 100% owned by SMTEK International, Inc., except as otherwise indicated, and are included in the consolidated financial statements. Each subsidiary was organized in the jurisdiction specified under its name in the following list.


DDL Europe Limited
(holding company only)
Northern Ireland

SMTEK Europe Limited
(100%-owned by DDL Europe Limited)
Northern Ireland

Jolt Techology, Inc.
Delaware

SMTEK, Inc., dba SMTEK Thousand Oaks
California

Technetics, Inc., dba SMTEK San Diego
California

SMTEK New England, Inc.
Massachusetts

SMTEK Santa Clara, Inc.
California

SMTEK International (Thailand) Limited
Thailand